Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of RCN Corporation pertaining to the RCN Corporation 2005 Stock Compensation Plan and our reports dated May 6 2005, with respect to the consolidated financial statements of RCN Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2004, RCN Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of RCN Corporation, filed with the Securities and Exchange Commission.

/s/ Friedman LLP
East Hanover, New Jersey
September 23, 2005